UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No.     )

Filed by the Registrant	Filed by a Party other than the Registrant

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Preliminary Proxy Statement
Confidential, for Use of the Commission Only (as permitted by Rule 14A-6(E)(2))
Definitive Proxy Statement
Definitive Additional Materials
Soliciting Material under §240.14a-12

SPIRE INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On January 3, 2025, Steven L. Lindsey, the President and Chief Executive Officer of Spire Inc. (the “Company”) began a leave of absence for health-related reasons. The leave of absence will be for an indeterminate period of time. Mr. Lindsey also serves as Chief Executive Officer of Spire Alabama Inc. and Spire Missouri Inc. Scott E. Doyle, the Company’s Executive Vice President, Chief Operating Officer, will assume Mr. Lindsey’s duties and responsibilities during the extent of the leave of absence, and the Company does not anticipate its operations to be negatively impacted. Mr. Doyle will continue to serve as the Company’s Executive Vice President, Chief Operating Officer and his compensation is not being increased or otherwise changed in connection with these additional duties and responsibilities.

Biographical and other information regarding Mr. Doyle is included under the caption “Information about Executive Officers” in Part I of the Company’s 2024 annual report on Form 10-K, as filed with the Securities and Exchange Commission on November 20, 2024.